Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE to Raise $10 Million in Registered Direct Offering
WALTHAM, Mass — July 15, 2009 — OXiGENE, Inc., a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today announced that it will raise approximately $10 million in gross proceeds, before deducting placement agent fees and other estimated offering expenses, in a registered direct offering of 6.25 million units, at a price of $1.60 per unit. Each unit will consist of (i) one share of common stock, (ii) a warrant exercisable for five years to purchase 0.45 shares of common stock at an exercise price of $2.10 per share of common stock, and (iii) a warrant, exercisable during a period beginning on the date of issue and ending on a date which is the later of (a) nine months from the date of issuance or (b) ten trading days after the earlier of (i) the public announcement of the outcome of the planned interim analysis by the Independent Data Safety Monitoring Committee of data from the Company’s Phase II/III pivotal clinical trial regarding ZYBRESTAT as a treatment for anaplastic thyroid cancer or (ii) a public announcement of future plans for the clinical trial, as specified in the form of warrant, to purchase 0.45 shares of common stock at an exercise price of $1.60 per share. The shares were offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.
In addition, the Company expects to close the previously announced issuance of shares of its common stock to Symphony ViDA Holdings, Inc. on the same date as the closing of the offering. Pursuant to the terms of the Company’s Amended and Restated Purchase Option Agreement with Symphony, Symphony will receive an additional 4 million shares of common stock in connection with the closing, for an aggregate of 10 million shares.
Lazard Capital Markets LLC served as the lead placement agent for the offering, and Merriman Curhan Ford served as the co-placement agent. The sale is expected to close on July 20, 2009.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
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OXGN to Raise $10 Million
July 15, 2009

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the impact of VDAs on the treatment of a variety of tumor types, and their potential to further advance the evolution of anti-vascular therapies and deliver increased clinical benefit to patients, and the Company’s ability to advance any of its VDAs to a later stage of development. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
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